Exhibit 10.1

CALERES, INC.
INCENTIVE AND STOCK COMPENSATION PLAN OF 2011
As Amended and Restated Effective May 28, 2015

CALERES, INC

INCENTIVE AND STOCK COMPENSATION PLAN OF 2011

Caleres, Inc. Incentive and Stock Compensation Plan of 2011

Article 1.    Establishment, Objectives, and Duration
1.1.    Establishment of the Plan. The Company previously established an incentive compensation plan known as the “Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2011” on May 26, 2011. Effective May 28, 2015, the Plan is renamed the “Caleres, Inc. Incentive and Stock Compensation Plan of 2011” and restated herein (hereinafter referred to as the “Plan”). The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Performance Shares, Performance Units, Stock Appreciation Rights, Cash-Based Awards, and Stock-Based Awards.
This Plan was effective as of May 26, 2011 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof on and after this restatement date of May 28, 2015.
1.2.    Objectives of the Plan. The objectives of the Plan are to attract, retain and motivate Participants through annual and long-term incentives which are consistent with the Company’s goals; to align the personal interests of Participants to those of the Company’s stockholders; to provide Participants with an incentive for excellence in individual performance; and to increase stockholder value, long-term.
1.3.    Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 14 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after May 26, 2021.

Article 2.    Definitions
Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:
“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.
“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Performance Shares, Performance Units, Stock Appreciation Rights, Cash-Based Awards, or Stock-Based Awards.
“Award Agreement” means an agreement entered into between the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.
“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
“Board” means the board of directors of the Company.
“Cash-Based Award” means an Award granted to a Participant, as described in Article 7 herein.
“Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(a)Any Person (other than those Persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(b)During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason to constitute a majority thereof; or

(c)The consummation of: (i) the complete liquidation of the Company; or (ii) the sale or disposition of all or substantially all the Company’s assets; or (iii) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty-five percent (65%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

However, in no event shall a “Change in Control” be deemed to have occurred with respect to a Participant if the Participant is part of a purchasing group which consummates the Change in Control transaction. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means any committee appointed by the Board to administer Awards to Employees, as specified in Article 3 herein. Any such committee shall be comprised entirely of members of the Board.
“Company” means Caleres, Inc., a New York corporation, including any and all Subsidiaries and Affiliates, and any successor thereto as provided in Article 17 herein.
“Covered Employee” means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of “covered employees,” as defined in the regulations promulgated under Code Section 162(m), or any successor statute.
“Director” means any individual who is a member of the Board or the board of directors of any Subsidiary or Affiliate; provided, however, that any Director who is employed by the Company or any Subsidiary or Affiliate shall be considered an Employee under the Plan.
“Disability” shall have the meaning ascribed to such term in the Participant’s governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

“Early Retirement” shall have the meaning ascribed to such term in the Caleres, Inc. Retirement Plan.
“Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.
“Employee” means any employee of the Company or its Subsidiaries or Affiliates. Directors who are employed by the Company shall be considered Employees under this Plan.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
“Fair Market Value” shall mean (a) the average of the highest and lowest quoted selling prices for Shares on the New York Stock Exchange or equivalent securities exchange on the relevant date, or if there is no sale on such date, then on the last previous day on which a sale was reported if the Shares are traded on the New York Stock Exchange or equivalent securities exchange or (b) the value determined by a method reasonably selected by the Board if the Shares are not traded on the New York Stock Exchange or equivalent securities exchange.
“Incentive Stock Option” means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.
“Insider” shall mean an individual who is, on the relevant date, an officer or director of the Company, or a more than ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act.
“Nonqualified Stock Option” means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.
“Option” means an Incentive Stock Option or a Nonqualified Stock Option as described in Article 6 herein.
“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.
“Participant” means an Employee or Director who has been selected to receive an Award or who has outstanding an Award granted under the Plan.
“Performance-Based Criteria” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).
“Performance Period” shall have the meaning set forth in Section 7.2.
“Performance Share” means an Award granted to a Participant, as described in Article 7 herein.
“Performance Unit” means an Award granted to a Participant, as described in Article 7 herein.
“Period of Restriction” means the period during which the transfer of Shares related to Stock-Based Awards is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Board, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
“Plan” shall have the meaning set forth in Section 1.1.
“Prior Plan” means the Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002, as amended.
“Retirement” shall have the meaning ascribed to such term in the Caleres, Inc. Retirement Plan.
“Shares” means the shares of common stock of the Company.
“Stock Appreciation Right” means an Award granted to a Participant pursuant to Article 6 herein.
“Stock Appreciation Right Price” means the price determined on the date of the grant of a Stock Appreciation Right for purposes of measuring the amount of cash payable upon the exercise of a Stock Appreciation Right as more fully described in Section 6.3.
“Stock-Based Award” means an Award granted to a Participant, as described in Article 8 herein.
“Subsidiary” means any corporation, partnership, joint venture, or other entity in which the Company has a direct or indirect majority voting interest.
Article 3.    Administration
3.1.    General. The Plan shall be administered by the Board, or (subject to the following) by any Committee appointed by the Board. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Board may, in its discretion, delegate to the Committee any or all of the administration of the Plan; provided, however, that the administration of the Plan with respect to Awards granted to Directors may not be so delegated. The Board or the Committee may, in its discretion, delegate to the Company’s Chief Executive Officer the authority to determine the individuals to whom, and the time or times at which and terms upon which, Awards representing not more than 50,000 Shares in any one year may be granted; provided, however, that neither the Board nor the Committee may delegate such authority to the Chief Executive Officer with respect to employees of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act. To the extent that the Board has delegated to the Committee, or either the Board or the Committee has delegated to the Chief Executive Officer, any authority and responsibility under the Plan, all applicable references to the Board in the Plan shall be to the Committee or the Chief Executive Officer, respectively. The Committee shall have the authority to delegate administrative duties to officers or Directors of the Company.
3.2.    Authority of the Board. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Board shall have full power to select Employees and Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 14 herein) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Board shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law (and subject to Section 3.1 herein), the Board may delegate its authority as identified herein.

3.3    Decisions Binding. All determinations and decisions made by the Board pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Directors, Employees, Participants, and their estates and beneficiaries.

3.4    Outside Directors. If the Award under the Plan is designed to meet the Performance-Based Criteria, the Committee will consist of not less than two outside directors who shall meet the requirements of Reg. 1.162-27(e)(3).
Article 4.    Shares Subject to the Plan and Maximum Awards
4.1.    Shares Available for Grants. Subject to adjustment as provided in Section 4.2 herein and subject to increase as provided in subsection (a) below, the number of Shares issuable to Participants with respect to outstanding Awards under the Plan shall be equal to the sum of (i) 1,500,000 Shares and (ii) any Shares available for future Awards under the Prior Plan. Shares issued to satisfy an Award may come out of the Company’s reserved, but unauthorized Shares or the Company’s treasury Shares.
The Board shall determine the appropriate method for calculating the number of Shares available pursuant to the Plan. In addition, the following shall apply:
(a)Shares subject to an outstanding Award that is cancelled, terminates, expires, or lapses for any reason shall be added to and become available under this Plan.

(b)If the Option Price of any Option granted under this Plan or the tax withholding requirements with respect to any Award granted under this Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), or by a cashless exercise or net exercise of an Option, or if a Stock Appreciation Right is exercised, only the number of Shares issued, net of the Shares tendered or used to effect the cashless or net exercise, if any, will be deemed issued for purposes of reducing the number of Shares available under this Plan.

(c)Any Shares related to an Award granted under the Prior Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares shall again be available for grant under this Plan. Any Shares that are (i) withheld, surrendered or tendered in payment of the Option Price of an Award granted under the Prior Plan, (ii) tendered or withheld in order to satisfy tax withholding obligations associated with the exercise of an Option or settlement of an Award granted under the Prior Plan, and (iii) subject to a Share-settled Stock Appreciation Right granted under the Prior Plan that were not issued upon the exercise of such Stock Appreciation Right, shall again become available for grant under this Plan.

The following rules shall apply to grants of Awards under the Plan:
(aa)    Options: The maximum aggregate number of Shares that may be granted in the form of Options, pursuant to any Award granted in any one fiscal year to any one single Participant, shall be five hundred fifty thousand (550,000).
(bb)    Performance Shares/Performance Units: The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to Awards of

Performance Shares or Performance Units granted in any one fiscal year to any one Participant, shall be equal to the value of five hundred thousand (500,000) Shares.
(cc)    Cash-Based Awards: The maximum payout with respect to Cash-Based Awards in any one fiscal year to any one single Participant shall be four million dollars ($4,000,000).
(dd)    Stock Appreciation Rights: The maximum number of Shares that may be granted in the form of Stock Appreciation Rights to any one Participant in any one fiscal year shall be five hundred fifty thousand (550,000).
(ee)    Stock-Based Awards: The maximum aggregate grant with respect to a Stock-Based Award granted in any one fiscal year to any one Participant shall be two hundred fifty thousand (250,000) Shares.
4.2.    Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be issued under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in Section 4.1, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.
Article 5.    Eligibility and Participation
5.1.    Eligibility. Persons eligible to participate in this Plan include all Employees and Directors.
5.2.    Actual Participation. Subject to the provisions of the Plan, the Board may, from time to time, select from all eligible Employees and Directors those to whom Awards shall be granted and shall determine the nature and amount of each Award; provided, however, if the Award is subject to the Performance-Based Criteria, the Committee will determine eligibility.
Article 6.    Stock Options and Stock Appreciation Rights
6.1.    Grant of Options and Stock Appreciation Rights. Subject to the terms and provisions of the Plan, Options and Stock Appreciation Rights may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Board. Only Employees may be granted Incentive Stock Options.
6.2.    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Board shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or Nonqualified Stock Option. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the duration of the Stock Appreciation Right, the number of Shares to which the Stock Appreciation Right pertains, and such other provisions as the Board shall determine.
6.3.    Option Price; Stock Appreciation Right Price. The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a

Share on the date the Option is granted. The cash value of a Stock Appreciation Right with respect to one Share as of any given date shall equal the excess of the Fair Market Value of one Share on such date over the Stock Appreciation Right Price, which shall be equal to at least one hundred percent (100%) of the Fair Market Value of a Share on the date the Stock Appreciation Right is granted.
6.4.    Duration of Options and Stock Appreciation Rights. Each Option and Stock Appreciation Right granted to a Participant shall expire at such time as the Board shall determine at the time of grant; provided, however, that no Option or Stock Appreciation Right shall be exercisable later than the tenth (10th) anniversary date of its grant.
6.5.    Exercise of Options and Stock Appreciation Rights. Options and Stock Appreciation Rights granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, which need not be the same for each grant or for each Participant.
6.6.    Payment. Options and Stock Appreciation Rights granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option or Stock Appreciation Right is to be exercised, accompanied (in the case of an Option) by full payment for the Shares.
The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, (b) by tendering (either actual or by attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that, if required by the Board at time of exercise, the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), (c) by a combination of (a) and (b) above, (d) cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or (e) by any other means which the Board determines to be consistent with the Plan’s purpose and applicable law. The Board may permit a Participant to elect to pay all or part of the Option Price associated with the exercise of an Option by having the Company withhold from the Shares which would otherwise be issued upon exercise of the Option that number of Shares having a Fair Market Value equal to the amount of the Option Price applicable to the exercise.
Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall issue Shares to the Participant by book entry on the Company’s transfer agent and registrar’s books of account in an appropriate amount based upon the number of Shares purchased under the Option(s). A physical share certificate shall not be issued or delivered unless specifically requested by the Participant.
6.7.    Restrictions on Share Transferability. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option or Stock Appreciation Right granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.
6.8.    Termination of Employment/Directorship. Each Participant’s Option Award Agreement and/or Stock Appreciation Right Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option and/or Stock Appreciation Right following termination of the Participant’s employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options and Stock Appreciation Rights issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.
6.9.    Nontransferability of Options and Stock Appreciation Rights. Unless determined otherwise by the Board and set forth in the Participant’s Award Agreement, no Option or Stock Appreciation Right granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Options and Stock Appreciation Rights granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.
6.10.    Tandem Awards. Stock Appreciation Rights may be granted in tandem with Options under such terms and conditions as may be prescribed in the applicable Award Agreements. When a Stock Appreciation Right is granted in tandem with an Option, the grantee may exercise rights under either the Stock Appreciation Right or the Option, but not both, and upon such exercise, the corresponding rights under the tandem Award shall be canceled.
6.11.    Prohibition Against Repricing. Notwithstanding any other provision of the Plan (other than Section 4.2, which, in all cases, shall control), the terms of an Award may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, without approval of the Company’s stockholders of an amendment to this Section 6.11.
Article 7.    Performance Units, Performance Shares, and Cash-Based Awards
7.1.    Grant of Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of the Plan, Performance Units, Performance Shares, and/or Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Board. If either Performance Shares or a Cash-Based Award is combined with another Award or constitutes a part or component of another Award, for purposes of this Plan, each shall be considered as Performance Shares or a Cash-Based Award, respectively.
7.2.    Value of Performance Units, Performance Shares and Cash-Based Awards. Each Performance Unit and Performance Share shall have an initial value that is established by the Board at the time of grant. Each Cash-Based Award shall have a value as may be determined by the Board. The Board shall set performance goals, as described in Article 9, in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units, Performance Shares and Cash-Based Awards that will be paid out to the Participant. For purposes of this Article 7, the time period during which the performance goals must be met shall be called a “Performance Period.”
7.3.    Earning of Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units, Performance Shares and Cash-Based Awards shall be entitled to receive a payout, based on the discretion of the Board, on the number and value of Performance Units, Performance Shares and Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.
7.4.    Form and Timing of Payment of Performance Units, Performance Shares and Cash-Based Awards. Payment of earned Performance Units, Performance Shares and Cash-Based Awards shall be made in the manner set forth in the Award Agreement. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Performance Units, Performance Shares and Cash-Based Awards, in whole or in part, in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units, Performance Shares and Cash-Based Awards at the close of the applicable Performance Period. Such payment may be made subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
At the discretion of the Board, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Units and/or Performance Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions which apply to dividends earned with respect to Stock-Based Awards, as set forth in Section 8.6 herein). In addition, Participants may, at the discretion of the Board, be entitled to exercise their voting rights with respect to such Shares.
7.5.    Termination of Employment/Directorship Due to Death, Disability, Early Retirement or Retirement. Unless determined otherwise by the Board and set forth in the Participant’s Award Agreement, in the event the employment or directorship of a Participant is terminated by reason of death, Disability, Early Retirement or Retirement during a Performance Period, the Participant shall receive a payout of the Performance Units, Performance Shares or Cash-Based Awards which is prorated.
Payment of earned Performance Units, Performance Shares or Cash-Based Awards shall be made at a time specified by the Board in its sole discretion and set forth in the Participant’s Award Agreement. Notwithstanding the foregoing, with respect to Covered Employees who retire during a Performance Period, payments shall be made at the same time as payments are made to Participants who did not terminate employment during the applicable Performance Period.
7.6.    Termination of Employment/Directorship for Other Reasons. In the event that a Participant’s employment or directorship terminates for any reason other than those reasons set forth in Section 7.5 herein during a Performance Period, all Performance Units, Performance Shares and Cash-Based Awards shall be forfeited by the Participant to the Company unless determined otherwise by the Board, as set forth in the Participant’s Award Agreement.
7.7.    Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, Performance Units, Performance Shares and Cash-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the Plan shall be asserted during the Participant’s lifetime only by the Participant or the Participant’s legal representative.
Article 8.    Stock-Based Awards

8.1.    Grant of Stock-Based Awards. Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Stock-Based Awards (which may include restricted stock and restricted stock units, among other kinds of Awards) to Participants in such amounts as the Board shall determine.
8.2.    Stock-Based Awards Agreement. Each Stock-Based Award grant shall be evidenced by a Stock-Based Award Agreement that shall specify the Period(s) of Restriction (if applicable), the number of Shares granted, and such other provisions as the Board shall determine.

8.3.    Transferability. Except as provided in this Article 8, the Shares related to Stock-Based Awards granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Board and specified in the Stock-Based Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Board in its sole discretion and set forth in the Stock-Based Award Agreement. All rights with respect to the Stock-Based Award granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.
8.4.    Other Restrictions. The Board shall impose such other conditions and/or restrictions on any Shares related to Stock-Based Awards granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each such Share, restrictions based upon the achievement of specific performance goals described in Article 9 (Company-wide, divisional, and/or individual), time-based restrictions on vesting whether or not following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws.
A Participant will not receive a certificate for the Shares related to Stock-Based Awards; instead, such Shares will be credited as a book entry to an account in the Participant’s name with the Company’s transfer agent. At such time as the restrictions lapse, the Shares, no longer subject to restrictions, shall be transferred to a non-restricted account in the Participant’s name with the transfer agent and registrar’s book of account or as otherwise directed by a Participant and agreed by the Company.
Except as otherwise provided in this Article 8, Shares related to Stock-Based Awards under the Plan with a Period of Restriction shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.
8.5.    Voting Rights. Participants holding Shares related to Stock-Based Awards granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.
8.6.    Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares related to Stock-Based Awards granted hereunder may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. The Board may apply any restrictions to the dividends that the Board deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares related to Stock-Based Awards granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Criteria, the Board may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares, such that the dividends and/or the Shares maintain eligibility for the Performance-Based Criteria.
8.7.    Termination of Employment/Directorship. Each Stock-Based Award shall set forth the extent to which the Participant shall have the right to receive unvested Shares following termination of the Participant’s employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares related to Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.
Article 9.    Performance Measures
Unless and until the Board proposes for stockholder vote and stockholders approve a change in the general performance measures set forth in this Article 9, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Covered Employees (or Employees who may become Covered Employees) which are designed to qualify for the Performance-Based Criteria, the performance measure(s) to be used for purposes of such grants shall be chosen from among the following, and may be on an absolute or relative basis:

(a)	Earnings per share;

(b)	Earnings (before or after taxes) growth per share or in the aggregate;

(c)	Net income (before and/or after taxes);

(d)	Operating income (before or after taxes);

(e)	Return on invested capital, return on assets, or return on equity;

(f)	Cash flow return on investments which equals net cash flows divided by owners’ equity;

(g)	Earnings before interest, taxes, depreciation and/or amortization;

(h)	Gross revenues or revenue growth (before and/or after taxes);

(i)	Net sales or growth of net sales;

(j)	Costs or expenses;

(k)	Market share;

(l)	Same store sales; and

(m)	Growth in share price or total stockholder return.

Each performance measure shall be determined in accordance with generally accepted accounting principles as consistently applied by the Company and, if so determined by the Board prior to the date the performance measures are established in writing, adjusted, to the extent permitted under Code Section 162(m), to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative. The Board shall have the discretion to adjust the amount payable on a Company-wide or divisional basis or to reflect individual performance and/or unanticipated factors; provided, however, that Awards which are designed to qualify for the Performance-Based Criteria may not be adjusted upward (the Board shall retain the discretion to adjust such Awards downward).
In the event that applicable tax and/or securities laws change to permit Board discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Board determines that it is advisable to grant Awards which shall not qualify for the

Performance-Based Criteria, the Board may make such grants without satisfying the requirements of Code Section 162(m).
Article 10.    Beneficiary Designation
Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
Article 11.    Deferrals
The Board may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the issuance of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to Shares related to Stock-Based Awards or the satisfaction of any requirements or goals with respect to Performance Units, Performance Shares and Cash-Based Awards. If any such deferral election is required or permitted, the Board shall, in its sole discretion, establish rules and procedures for such payment deferrals.
Article 12.    Rights of Employees/Directors
12.1.    Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.
12.2.    Participation. No Employee or Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.
Article 13.    Change in Control
13.1.    Treatment of Outstanding Awards. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:
(a)Any and all Options and Stock Appreciation Rights granted hereunder shall become immediately exercisable.

(b)Any restriction periods and restrictions imposed on Shares related to Stock-Based Awards which are not performance-based, as set forth in the applicable Award Agreement, shall lapse.

(c)The target payout opportunities attainable under all outstanding Awards of Stock-Based Awards, Performance Units, Performance Shares, and Cash-Based Awards shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change in Control, and all such Awards shall be deemed to be fully vested. Except as provided in Section 13.1(d) below, the vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control, and there shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control a pro rata number of Shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period which has elapsed prior to the Change in Control. Awards denominated in cash shall be paid pro rata to participants in cash within thirty (30) following the effective date of the Change in Control, with the proration determined as a function of the length of time within the Performance Period which has elapsed prior to the Change in Control, and based on an assumed achievement of all relevant targeted performance goals.

(d)Notwithstanding the foregoing, upon the occurrence of a Change in Control which principally involves the exchange of Shares for cash, as of the effective date of the Change in Control: (i) each Participant holding Options shall be paid in cash, in full satisfaction thereof, an amount equal to the excess, if any, of (A) the aggregate value of the Shares subject to such Options (based on the consideration per Share paid by the acquirer in connection with the Change in Control) over (B) the aggregate exercise price of such Options; (ii) each Participant awarded Performance Shares shall be paid in cash, in full satisfaction thereof, an amount equal to (A) the value of one Share (based on the consideration per Share paid by the acquirer in connection with the Change in Control) multiplied by (B) the number of Performance Shares awarded to such Participant; and (iii) each Participant awarded any other Award which is denominated in Shares (as set forth in the applicable Award Agreement) shall be paid in cash as determined by the Board in its sole discretion to be consistent with the treatment of Options or Performance Shares; provided, that no duplicative payments shall be made with respect to the Stock Appreciation Rights issued in tandem with Options.

13.2.    Termination, Amendment, and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of this Plan (but subject to the limitations of Section 14.3 hereof) or any Award Agreement provision, the provisions of this Article 13 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Board may terminate, amend or modify this Article 13 at any time and from time to time prior to the date of a Change in Control.
Article 14.    Amendment, Modification, and Termination
14.1.    Amendment, Modification, and Termination. Subject to Section 13.2 and the other terms of the Plan, the Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part.
14.2.    Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, unless the Board determines otherwise at the time such adjustment is considered, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan meeting the requirements of Code Section 162(m), as from time to time amended.
14.3.    Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary (but subject to Section 13.2 hereof), no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award. However, to the extent the Plan or an Award is subject to Code Section 409A, any termination of the Plan or an Award which results in the distribution or acceleration of vested accrued benefits may be made by the Board, without consent from affected Participants, in accordance with Treasury Regulation Section 1.409A-3(j)(4).
14.4.    Compliance with Code Section 162(m). At all times when Code Section 162(m) is applicable, all Awards granted under this Plan shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Board determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Code Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Board may, subject to this Article 14, make any adjustments it deems appropriate.
Article 15.    Withholding
15.1.    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.
15.2.    Share Withholding. With respect to withholding required upon the exercise of Options, upon the lapse of restrictions on Shares related to Stock-Based Awards, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.
Article 16.    Indemnification
Each person who is or shall have been a member of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
Article 17.    Successors
All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 18.    Legal Construction
18.1.    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
18.2.    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
18.3.    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
18.4.    Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.
18.5.    Governing Law. For purposes of stockholder approval, the Plan shall be governed by the laws of the State of New York. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the substantive laws of the State of Missouri without regard to conflicts of laws principles which might otherwise apply. Any litigation arising out of, in connection with, or concerning any aspect of the Plan or Awards granted hereunder shall be conducted exclusively in the State or Federal courts in Missouri.
18.6.    Code Section 409A. Unless otherwise indicated in the applicable Award Agreement, it is not intended that any Award under this Plan, in form and/or operation, will constitute “deferred compensation” within the meaning of Code Section 409A and therefore, each Award is intended to be exempt from the requirements applicable to deferred compensation under Section 409A of the Code and the regulations thereunder. Any Award subject to Code Section 409A shall contain the provisions necessary to ensure compliance therewith. Such Award Agreement and this Plan, for purposes of that Award, shall be constructed in a manner consistent with the requirements of Code Section 409A.